UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2018

TELIGENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

105 Lincoln Avenue

Buena, New Jersey 08310

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (856) 697-1441

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Exchange Agreement

On April 27, 2018, Teligent, Inc., a Delaware corporation (the “Company”), entered into separate, privately negotiated exchange agreements with certain holders (the “Holders”) of the Company’s 3.75% Convertible Senior Notes due 2019 (the “2019 Notes”). Under the terms of the exchange agreements, the Holders agreed to exchange an aggregate principal amount of approximately $75 million of 2019 Notes held by them (the “Exchange Transactions”) in exchange for an estimated $75 million in aggregate principal amount of the Company’s 4.75% Convertible Senior Notes due May 1, 2023 (the “2023 Notes”). The 2023 Notes are being issued as part of a private placement to qualified institutional buyers and accredited investors.

Indenture

On May 1, 2018, the Company completed the issuance of approximately $75 million aggregate principal amount of the 2023 Notes pursuant to the terms of the exchange agreement. In connection with the Exchange Transactions, the Company entered into an indenture, by and between the Company and Wilmington Trust, National Association, as trustee (the “Indenture”) and issued the 2023 Notes pursuant thereto. The 2023 Notes bear interest at a rate of 4.75% per year, payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2018. The 2023 Notes will mature on May 1, 2023, unless earlier converted by holders or repurchased pursuant to the terms therein. No sinking fund is provided for the 2023 Notes. The 2023 Notes are the Company’s senior unsecured obligations and will not be guaranteed by any of the Company’s existing or future subsidiaries.

The initial conversion rate is 224.7191 shares of common stock per $1,000 principal amount of 2023 Notes (which is equivalent to an initial conversion price of approximately $4.45 per share). The initial conversion price represents a conversion premium of approximately 25% over the closing price of the Company’s common stock of $3.56 per share on April 26, 2018, as reported on the Nasdaq Global Select Market. The conversion rate will be subject to adjustment if certain events occur, but will not be adjusted for any accrued and unpaid interest. In addition, following the occurrence of a “make-whole fundamental change” (as defined in the Indenture), the conversion rate for a holder who elects to convert its 2023 Notes in connection with such make-whole fundamental change will increase in certain circumstances.

Holders may convert their 2023 Notes at their option at anytime prior to the close of business on the business day immediately preceding May 1, 2023. The Company will settle conversions through payment or delivery, as the case may be, of cash, shares of common stock or a combination thereof, at the Company’s election.

The Indenture also contains other customary terms for transactions of this type, including a right of note holders, subject to certain conditions, to require the Company to repurchase the 2023 Notes in the event of a “fundamental change” (as defined in the indenture) involving the Company.

The Indenture also provides for customary events of default which include, without limitation, the following: default in any payment of interest which continues for a period of 30 days; default in the payment of principal of any note when due and payable (whether at stated maturity, upon any required purchase or otherwise); the Company’s failure to comply with its conversion obligations under the notes which continues for a period of five calendar days; certain defaults by the Company or any of its significant subsidiaries with respect to certain indebtedness in excess of $5.0 million; and certain events of bankruptcy, insolvency, or reorganization with respect to the Company or any of its significant subsidiaries.

The foregoing description of the Indenture and the exchange agreements are qualified in their entirety by reference to the Indenture and the form of exchange agreement, attached hereto as Exhibit 4.1 and Exhibit 99.1, respectively.

This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure under Item 1.01 above is incorporated by reference into this Item 3.02. The issuance of the 2023 Notes under the Indenture is being made pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), only to investors that qualified as “qualified institutional buyers” (as such term is defined under the Securities Act) or accredited investors.

Item 8.01	Other Events

On April 27, 2018, the Company issued a press release announcing that the Company had entered into the Exchange Transactions. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Indenture, by and between the Company and Wilmington Trust, National Association, as trustee, dated May 1, 2018.
99.1	Form of Exchange Agreement Related to 4.75% Convertible Senior Notes.
99.2	Press Release of the Company issued on April 27, 2018 announcing entry into the Exchange Transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIGENT, INC.

Date: May 2, 2018	By:	/s/ Jason Grenfell-Gardner
		Name:	Jason Grenfell-Gardner
		Title:	Chief Executive Officer